Exhibit (a)(1)(E)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

(Including the Associated Rights to Purchase Preferred Stock)

of

PARALLEL PETROLEUM CORPORATION

at

$3.15 NET PER SHARE

by

PLLL ACQUISITION CO.,

a wholly owned subsidiary of

PLLL HOLDINGS, LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, OCTOBER 22, 2009 UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

September 24, 2009

To Our Clients:

Enclosed for your consideration is the Offer to Purchase dated September 24, 2009 (the “Offer to Purchase”) and a related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by PLLL Acquisition Co., a Delaware corporation (the “Purchaser”) and a wholly owned subsidiary of PLLL Holdings, LLC, a Delaware limited liability company (“Parent”), to purchase all outstanding shares of common stock, par value $0.01 per share, of Parallel Petroleum Corporation, a Delaware corporation (the “Company”), including the associated rights to purchase preferred stock (collectively, the “Shares”), at a purchase price of $3.15 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the Letter of Transmittal enclosed herewith.

We or our nominees are the holder of record of Shares for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal. Your attention is invited to the following:

1.	The offer price is $3.15 per Share, net to you in cash, without interest and less any applicable withholding taxes.

2.	The Offer is being made for all outstanding Shares.

3.	The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of September 15, 2009 (the “Merger Agreement”), by and among Parent, the Purchaser and the Company. The Merger Agreement provides, among other things, that the Purchaser will be merged with and into the Company (the “Merger”) following the satisfaction or waiver of each of the conditions to the Merger set forth in the Merger Agreement. At the effective time of the Merger, each Share (other than Shares held by the Company, the Purchaser, Parent or any wholly-owned subsidiary of Company or Parent, and other than Shares that are held by stockholders, if any, who are entitled to and have properly exercised appraisal rights under Delaware law) will be converted into the same price per Share, in cash, without interest and less any applicable withholding taxes, as paid pursuant to the Offer.

4.

The Board of Directors of the Company unanimously (i) has determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and in the best interests of the Company and its stockholders, (ii) has adopted resolutions approving and declaring advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (iii) recommends that the Company’s stockholders accept the Offer, tender their Shares pursuant to the Offer and, if required by applicable law, adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

5.	The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Thursday, October 22, 2009 (the “Expiration Date”), unless the Offer is extended.

6.	The Purchaser will pay all stamp transfer taxes applicable to the purchase of Shares by the Purchaser pursuant to the Offer, except as otherwise provided in the Letter of Transmittal.

The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the Expiration Date a number of Shares that represents at least a majority of the then outstanding Shares, and (ii) the waiting period, if required, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated. See Section 15 of the Offer to Purchase.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Purchaser.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope to return your instructions to us is also enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in this letter. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date.

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

(Including the Associated Rights to Purchase Preferred Stock)

of

PARALLEL PETROLEUM CORPORATION

at

$3.15 NET PER SHARE

by

PLLL ACQUISITION CO.,

a wholly owned subsidiary of

PLLL HOLDINGS, LLC

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated September 24, 2009 (the “Offer to Purchase”) and the related Letter of Transmittal in connection with the offer by PLLL Acquisition Co. (the “Purchaser”), a Delaware corporation and a wholly owned subsidiary of PLLL Holdings, LLC, a Delaware limited liability company, to purchase all outstanding shares of common stock, par value $0.01 per share, including the associated rights to purchase preferred stock (collectively, the “Shares”), of Parallel Petroleum Corporation, a Delaware corporation, at a purchase price of $3.15 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

This will instruct you to tender to the Purchaser the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

SIGN HERE
Account No.:

Dated:
Number of Shares to be Tendered:	Signature(s)

Shares*

Print Name(s) and Address(es)

Area Code and Telephone Number(s)

Taxpayer Identification or Social Security Number(s)

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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